Exhibit 10.1

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN REDACTED BECAUSE THEY ARE NOT MATERIAL AND OF A TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. SUCH REDACTED PORTIONS ARE INDICATED WITH “[***].”

AMENDMENT TO THE INVESTMENT AGREEMENT

in relation to

A.T.C. S.r.l.

by and among

Genenta Science S.p.A.

as the Investor

and

Marco Spiga

Mattia Berardinetti

Gioacchino Specchi

as Existing Shareholders

1

INDEX

SECTION I – General Provision		8

1.	Recital, interpretation and definitions	8

SECTION II – Purpose of the Amendment Agreement		9

2.	Purpose of this Amendment Agreement	9

SECTION III – Sale and Purchase of the Existing Shareholders Quotas		9

3.	Purpose of the Sale and Purchase of the Existing Shareholders Quotas	9

4.	Indivisibility of the Existing Shareholders Quotas	10

5.	Effectiveness of Transfer	10

6.	Consideration for the Existing Shareholders Quotas	11

7.	Payment of the Purchase Price	11

SECTION IV – Execution of the Transaction		11

8.	Execution of the Transaction	11

SECTION V – Further Undertakings of the Parties		12

9.	Support to the Business Plan	12

10.	Governing Provisions and Management Agreements	12

11.	Lock-up of the GNT Ordinary Shares	13

12.	No Group Status under Section 13(d) of the Exchange Act	13

SECTION VI – Superseded Provisions of the Investment Agreement		14

13.	Superseded Provisions	14

SECTION VII – Option Rights		14

14.	Put option	14

15.	Call option	15

SECTION VIII – General Provisions		16

16.	Miscellaneous	16

17.	Governing Law and Jurisdiction	17

2

To:

Genenta Science S.p.A.

via dell’Annunciata n. 31,

20121 – Milan

Italy

To the kind attention of Pierluigi Paracchi

via PEC (certified email) at: genentascience@legalmail.it

Milan, May 25, 2026

Subject: Amendment to the Investment Agreement in relation to A.T.C. S.r.l.; acceptance.

Dear Sirs,

We refer to your amendment agreement proposal set forth below, which we hereby accept in its entirety and unconditionally.

***

3

“To:

A.T.C. S.r.l.

via dei Tigli no. 7/9

20853 – Biassono (MB)

Italy

To the kind attention of Mr. Marco Spiga

via PEC (certified email) at the following address: atcrsrl@lamiapec.it

Dear Mr.

Marco Spiga

[Address]

Italy

via email at the following address: [Email]

Dear Mr.

Mattia Berardinetti

[Address]

Italy

via email at the following address: info@atc.srl

4

Dear Mr.

Gioacchino Specchi

[Address]

Italy

via email at the following address: info@atc.srl

Milan, May 25, 2026

Subject: Amendment to the Investment Agreement in relation to A.T.C. S.r.l.; acceptance; proposal.

Dear Sirs,

further to our previous discussions, we hereby set out our proposal of amendment to the investment agreement in relation to ATC S.r.l..

We kindly ask you to confirm that the following correctly reflects the terms of the agreements reached, by reproducing our proposal on a separate document, duly signed and initialled on each page by a duly authorized signatory.

*          *          *

5

AMENDMENT TO THE INVESTMENT AGREEMENT

This amendment agreement (the “Amendment Agreement”) is entered into as of May 25, 2026 (the “Signing Date”):

by and among

1.	Genenta Science S.p.A., a joint-stock company (società per azioni) established and incorporated under the laws of Italy, with registered office in Milan, via dell’Annunciata no. 31, tax code and registration number with the Companies’ Register of Milan, Monza-Brianza and Lodi no. 08738490963, represented by Pierluigi Paracchi, duly empowered (“GNT” or the “Investor”);

- on one side -

and

2.	A.T.C. S.r.l., a limited liability company (società a responsabilità limitata) established and incorporated under the laws of Italy, with registered office in Biassono (MB), via dei Tigli no. 7/9, tax code and registration number with the Companies’ Register of Milan, Monza-Brianza and Lodi no. 11001120960, represented by Mr. Marco Spiga (“ATC” or the “Company”);

3.	Marco Spiga, born in Monza (MB), on August 22, 1967, domiciled in [Address], [Tax Code] (“Marco Spiga”);

4.	Mattia Berardinetti, born in Bollate (MB), on June 15, 1987, domiciled in [Address], [Tax Code] (“Mattia Berardinetti”);

6

5.	Gioacchino Specchi, born in Canicattì (AG), on December 27, 1962, domiciled in [Address], [Tax Code] (“Gioacchino Specchi” and, together with Marco Spiga and Mattia Berardinetti, the “Existing Shareholders”);

(the Investor, the Company and the Existing Shareholders are hereinafter referred to as the “Parties” and each a “Party”).

WHEREAS

A.	On January 23, 2026, GNT, acting as investor, on one side, and Marco Spiga, Mattia Berardinetti, and Gioacchino Specchi, acting as existing shareholders, as well as the Company, on the other side, entered into an investment agreement (the “Investment Agreement”) governing the terms of an overall investment transaction by GNT in the Company’s corporate capital.

B.	In particular, pursuant to the Investment Agreement, on January 30, 2026 a reserved capital increase of the Company’s corporate capital was resolved upon, divided into three different tranches to be paid against cash contribution, namely:

(a)	a first tranche of an overall amount of Euro 1,275,000.00 (one million two hundred and seventy-five thousand/00), share premium included (the “First Tranche of the Capital Increase”), fully subscribed and paid in by the Investor on January 30, 2026 upon issuance of Class B Quotas;

(b)	a second tranche of an overall amount of Euro 1,275,000.00 (one million two hundred and seventy-five thousand/00), share premium included (the “Second Tranche of the Capital Increase”), to be subscribed by the Investor upon the Company’s achievement of the certain targets pursuant to the Investment Agreement;

(c)	a third tranche of an overall amount of Euro 2,550,000.00 (two million five hundred and fifty thousand/00), share premium included (the “Third Tranche of the Capital Increase”), to be subscribed by the Investor upon the Company’s achievement of certain business targets pursuant to the Investment Agreement.

C.	As of the date hereof, the subscribed and paid-in corporate capital of the Company is equal to Euro 12,422.36 (twelve thousand four hundred twenty-two/36), held as follows:

(i)	Marco Spiga holds a quota with a nominal value of Euro 6,000.00 (six thousand/00), representing 48.30% (forty-eight point thirty percent) of the Company’s corporate capital (“Marco Spiga Quota”);

(ii)	Mattia Berardinetti holds a quota with a nominal value of Euro 3,500.00 (three thousand and five hundred/00), representing 28.18% (twenty-eight point eighteen percent) of the Company’s corporate capital (“Mattia Berardinetti Quota”);

(iii)	Gioacchino Specchi holds a quota with a nominal value of Euro 500.00 (five hundred/00), representing 4.02% (four point zero two percent) of the Company’s corporate capital (“Gioacchino Specchi Quota” and, together with the Marco Spiga Quota and the Mattia Berardinetti Quota, the “Existing Shareholders Quotas”);

(iv)	GNT holds a quota with a nominal value of Euro 2,422.36 (two thousand four hundred twenty-two/36), representing 19.50% (nineteen point fifty percent) of the Company’s corporate capital;

7

D.	On May 18, 2026, the board of directors of GNT, acting pursuant to the authority granted by the shareholders’ meeting of GNT on May 20, 2021, resolved to increase GNT’s share capital, with the exclusion of pre-emption rights pursuant to Article 2441, paragraph 5, of the Italian Civil Code, by an aggregate amount of Euro 9,604,076.82 (nine million six hundred four thousand seventy-six/82), of which Euro 960,407.68 (nine hundred sixty thousand four hundred seven/68) of nominal value and Euro 8,643,669.14 (eight million six hundred forty-three thousand six hundred sixty-nine/14) of share premium, through the issuance of 24,625,838 (twenty-four million six hundred twenty-five thousand eight hundred thirty-eight) new ordinary shares of GNT’s share capital (the “GNT Ordinary Shares”), at a price of Euro 0.39 per share, inclusive of share premium (the “Price per Share”).

E.	By executing this Amendment Agreement, the Parties intend to set forth, inter alia, (i) the terms governing the acquisition by the Investor of the entire corporate capital of the Company, and, accordingly, (ii) to amend and restate certain provisions of the Investment Agreement as specified herein, it being understood that all other provisions of the Investment Agreement not expressly amended hereby shall remain in full force and effect.

SECTION I – General Provision

1.	Recital, interpretation and definitions

1.1	Recitals and Annexes. The above recitals (“Recitals”) and annexes (“Annexes”) to this Amendment Agreement constitute an integral, substantive and essential part of the Amendment Agreement and are of a binding nature on and among the Parties. The following Annexes are attached to this Agreement:

Annex 2.1 (ii) (GNT Ordinary Shares Subscription Letter)

Annex 2.1(iv) (New Articles of Association)

Annex 6.1 (Valuation Report on the Existing Shareholders Quotas)

1.2	Definitions and Interpretation. Unless otherwise expressly provided herein, capitalized terms used in this Amendment Agreement shall have the same meaning ascribed to them in the Investment Agreement. This Amendment Agreement shall be construed and interpreted in conjunction with the Investment Agreement and shall be subject to the same rules of interpretation set forth therein.

8

SECTION II – Purpose of the Amendment Agreement

2.	Purpose of this Amendment Agreement

2.1	The purpose of this Amendment Agreement is to set forth the terms under which the Parties intend to carry out a transaction concerning (the “Transaction”):

(i)	the acquisition by the Investor of the entire corporate capital of the Company from the Existing Shareholders (the “Sale and Purchase of the Existing Shareholders Quotas”);

(ii)	the subscription of the GNT Ordinary Shares by the Existing Shareholders, on a pro rata basis among them, in a form substantially in line with Annex 2.1(ii) (GNT Ordinary Shares Subscription Letter) (the “GNT Ordinary Shares Subscription Letter”), and specifically:

(1)	the subscription by Marco Spiga of no. 14,775,503 (fourteen million seven hundred seventy-five thousand five hundred three) GNT Ordinary Shares;

(2)	the subscription by Mattia Berardinetti of no. 8,619,043 (eight million six hundred nineteen thousand forty-three) GNT Ordinary Shares;

(3)	the subscription by Gioacchino Specchi of no. 1,231,292 (one million two hundred thirty-one thousand two hundred ninety-two) GNT Ordinary Shares;

(the “Subscription of the GNT Ordinary Shares”);

(iii)	the payment of the purchase price owed by the Investor to the Existing Shareholders for the Sale and Purchase of the Existing Shareholders Quotas, to be satisfied by offsetting it against the amount owed by the Existing Shareholders to the Investor in connection with the Subscription of the GNT Ordinary Shares;

(iv)	the amendment of the Company’s articles of association (the “Amendment to the Articles of Association”) in order to: (i) provide that the Company may be managed by a board of directors composed of a minimum of 3 (three) and a maximum of 7 (seven) members; and (ii) introduce a casting vote mechanism whereby, if the board of directors comprises an even number of members, the member with the most years of experience in the defence forces shall have a casting vote in the event of a deadlock on any resolution. In the absence of such qualifying experience, the casting vote shall be held by the chairman of the board of directors. The new Company’s articles of association reflecting the Amendment to the Articles of Association is hereby attached under Annex 2.1(iv) (New Articles of Association).

SECTION III – Sale and Purchase of the Existing Shareholders Quotas

3.	Purpose of the Sale and Purchase of the Existing Shareholders Quotas

3.1	In accordance with the terms of this Amendment Agreement, the Existing Shareholders undertake, each to the extent of its respective competence, to transfer to the Investor, and the Investor undertakes to purchase from the Existing Shareholders, their respective Existing Shareholders Quota, together with all rights attached thereto, free and clear of Encumbrances, as follows:

(i)	Marco Spiga undertakes to sell to the Investor, and the Investor undertakes to purchase from Marco Spiga, the Marco Spiga Quota;

(ii)	Mattia Berardinetti undertakes to sell to the Investor, and the Investor undertakes to purchase from Mattia Berardinetti, the Mattia Berardinetti Quota;

(iii)	Gioacchino Specchi undertakes to sell to the Investor, and the Investor undertakes to purchase from Gioacchino Specchi, the Gioacchino Specchi Quota;

9

3.2	The Existing Shareholders Quotas shall be transferred to the Investor with economic effect from the Closing Date (as defined below) and, accordingly, the Investor shall be entitled to all dividends relating to the Existing Shareholders Quotas, as well as other distributions of reserves of any nature resolved, payable or actually paid after the Closing Date (as defined below), including with respect to any dividends or distributions of reserves relating to a period prior to the Closing Date (as defined below).

3.3	By signing this Amendment Agreement:

(i)	the Existing Shareholders hereby unconditionally and irrevocably waive their pre-emption right under article 13 of the Company’s current articles of association in connection with the Sale and Purchase of the Existing Shareholders Quotas, thereby permitting each Existing Shareholder, to sell the relevant Existing Shareholder Quota to the Investor;

(ii)	the Parties hereby expressly consent to and irrevocably waive any and all restrictions on the transfer of the Existing Shareholders Quotas set forth under article 12 of the Company’s current articles of association, thereby permitting the Sale and Purchase of the Existing Shareholders Quotas to be carried out in accordance with the terms of this Amendment Agreement.

3.4	The Parties acknowledge and agree that following the consummation of the Sale and Purchase of the Existing Shareholders Quotas, the Investor shall be the sole shareholder of the Company, holding the entire Company’s corporate capital.

4.	Indivisibility of the Existing Shareholders Quotas

4.1	Pursuant to Article 1316 of the Civil Code, the Existing Shareholders Quotas shall constitute a single and indivisible whole, being any partial transfer of the Existing Shareholders Quotas expressly excluded.

5.	Effectiveness of Transfer

5.1	The transfer of the Existing Shareholders Quotas shall be consummated on the Closing Date (as defined below) by means of a notarial deed of transfer (the “Notarial Deed of Transfer”). It is in any event understood that the Notarial Deed of Transfer shall not have any novation effect on the provisions of this Amendment Agreement and/or on the rights and obligations of the Parties hereunder, which shall remain in full force and effect also after the Closing Date (as defined below) without the need for the Parties to reiterate or confirm what is provided herein.

10

6.	Consideration for the Existing Shareholders Quotas

6.1	As consideration for the purchase of the Existing Shareholders Quotas, the Parties agree that the Investor shall pay to the Existing Shareholders an aggregate amount equal to Euro 9,604,076.82 (nine million six hundred four thousand seventy-six/82) (the “Purchase Price”), as determined on the basis of the valuation report attached hereto as Annex 6.1 (Valuation Report on the Existing Shareholders Quotas), based on the allocation set forth below:

(a)	Euro 5,762,446.17 (five million seven hundred sixty-two thousand four hundred forty-six/17) in favour of Marco Spiga;

(b)	Euro 3,361,426.77 (three million three hundred sixty-one thousand four hundred twenty-six/77) in favour of Mattia Berardinetti; and

(c)	Euro 480,203.88 (four hundred eighty thousand two hundred three/88) in favour of Gioacchino Specchi.

6.2	The Purchase Price is final and binding and shall not be subject to any adjustment.

7.	Payment of the Purchase Price

7.1	The entire Purchase Price shall be satisfied by way of set-off against the amount owed by the Existing Shareholders to the Investor in connection with the Subscription of the GNT Ordinary Shares, as provided in Paragraph 2.1(iii) above.

SECTION IV – Execution of the Transaction

8.	Execution of the Transaction

8.1	The execution of the Transaction shall take place on the Signing Date, or on a different date to be agreed in writing between the Parties (the “Closing Date”), at the presence of the notary indicated by the Investor.

8.2	In addition to any other actions to be taken in accordance with this Amendment Agreement or any Applicable Laws, on the Closing Date:

8.2.1	the Existing Shareholders shall, each to the extent of its respective competence:

(i)	execute the Notarial Deed of Transfer;

(ii)	execute and deliver to the Investor the GNT Subscription Letters;

(iii)	acknowledge the set-off of the Purchase Price against the amount owed by the Existing Shareholders to the Investor in connection with the Subscription of the GNT Ordinary Shares;

8.2.2	the Investor shall:

(i)	execute the Notarial Deed of Transfer;

(ii)	pay the Purchase Price to the Existing Shareholders, pursuant to Paragraph 6.1 above;

(iii)	acknowledge the set-off of the amount owed by the Existing Shareholders to the Investor in connection with the Subscription of the GNT Ordinary Shares against the Purchase Price;

11

8.2.3	the Parties shall:

(i)	procure that the shareholders’ meeting of the Company convenes before a notary to be appointed by the Investor to unanimously resolve upon the Amendment to the Articles of Association;

(ii)	procure that the shareholders’ meeting of the Company resolves to appoint Mr. Luca Goretti as a new member of the board of directors;

(iii)	execute and deliver, or cause to be executed and delivered, any document as may be necessary, under Applicable Law, to properly effect the Transaction contemplated in this Amendment Agreement or comply with any Applicable Law.

8.3	All actions and transactions as set out in Paragraph 8.2 above shall be regarded as one single transaction, so that, at the option of the Party having an interest in the carrying out of any specific action or transaction, no action or transaction shall be deemed to have taken place and perfected if and until all other actions and transactions set out in Paragraph 8.2 above shall have taken place as provided for in this Amendment Agreement.

8.4	The completion of the Transaction shall neither affect nor have any novative effects (effetti novativi) on the rights and obligations of the Parties as provided under this Amendment Agreement, which shall remain in full force and effect as stated herein.

SECTION V – Further Undertakings of the Parties

9.	Support to the Business Plan

9.1	The Investor expresses its intention to provide the Company with strategic and economic support in connection with the implementation of its industrial and commercial development plan, as approved by the competent corporate body of the Company (the “Business Plan”), it being understood that any financial and/or operational resources may be made available by the Investor only on a voluntary basis and subject to terms to be separately agreed in writing by the relevant Parties.

9.2	The Parties acknowledge that the Business Plan, as amended and supplemented by the Company’s board of directors, constitutes a framework for the development of the Company’s activities only and shall not, in and of itself, create any legally binding obligation for the Investor to provide any specific amount or type of strategic, economic, financial and/or operational support. For the avoidance of doubt, neither the Business Plan nor this Paragraph 9 shall give rise to any right, claim, remedy or cause of action of any Existing Shareholder against the Investor in respect of any such support, except to the extent expressly provided under any separate written agreement entered into by the Investor.

10.	Governing Provisions and Management Agreements

10.1	The Parties acknowledge and agree that the management agreements currently in force between the Company and its current directors (the “Management Agreements”) shall remain in full force and effect following the completion of the Transaction, under the same terms and conditions as in effect as of the date hereof.

10.2	The Investor hereby undertakes not to terminate, amend or otherwise modify the Management Agreements, and not to cause or procure the Company to terminate, amend or otherwise modify the Management Agreements, without the prior written consent of the relevant director, except as otherwise provided by Applicable Law or in the event of termination in accordance with the terms of the relevant Management Agreement.

12

10.3	Notwithstanding the foregoing, the provisions set forth under Article 5 of the Shareholders Agreement shall continue to apply, provided that the approval of the Board Significant Matters First Governance Period shall require the favourable vote of the directors different from Marco Spiga, Mattia Berardinetti and Mr. Mario Berardinetti.

11.	Lock-up of the GNT Ordinary Shares

11.1	The GNT Ordinary Shares to be subscribed by the Existing Shareholders shall be subject to a lock-up period of 36 (thirty-six) months commencing from the Closing Date (the “Lock-Up Period”).

11.2	During the Lock-Up Period, each Existing Shareholder undertakes, severally and not jointly, not to, directly or indirectly, sell, assign, transfer, pledge, grant any security interest over, or otherwise dispose of or encumber any of the GNT Ordinary Shares held by such Existing Shareholder.

11.3	The restrictions set forth in this Paragraph shall not apply to:

(i)	any transfer of GNT Ordinary Shares carried out in execution of the Put Option Right or the Call Option Right pursuant to Articles 14 and 15 of this Amendment Agreement; and

(ii)	any transfer of GNT Ordinary Shares expressly authorized in writing by the Investor.

11.4	Any transfer or other disposition of the GNT Ordinary Shares made in violation of this Paragraph shall be null and void and of no effect whatsoever, and the Investor shall not be required to recognize or give effect to any such transfer or disposition.

11.5	The Parties hereby agrees that for the entire duration of the Lock-Up Period the Existing Shareholders shall not, directly or indirectly, purchase or promise to purchase any GNT’s shares or securities or rights convertible into or exchangeable for, or any derivatives however related to, any shares or other securities of GNT.

11.6	During the Lock-Up Period, the Existing Shareholders waive their right to enroll in GNT’s loyalty share program and, accordingly, to request access to the enhanced voting rights associated with the GNT Ordinary Shares pursuant to GNT’s articles of association.

12.	No Group Status under Section 13(d) of the Exchange Act

12.1	The Parties acknowledge and agree that nothing in this Amendment Agreement is intended to, nor shall be construed to, create a “group” within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as further amended and implemented (the “Exchange Act”), among the Existing Shareholders or between any Existing Shareholder and the Investor, for the purpose of acquiring, holding, voting or disposing of securities of the Investor.

12.2	Each Existing Shareholder shall be solely responsible for determining such Existing Shareholder’s own beneficial ownership reporting obligations under Section 13(d) of the Exchange Act and the rules promulgated thereunder and shall make any required filings on an individual basis.

12.3	Each Existing Shareholder hereby acknowledges and confirms that: (i) it has no intention, and expressly waives any right, to nominate candidates for, or to seek election or appointment to, GNT’s board of directors, and shall not request or propose any such nomination, election or appointment, and (ii) none of the Existing Shareholder shall enter into any employment, consulting, management or other service relationship agreement with the Investor.

13

SECTION VI – Superseded Provisions of the Investment Agreement

13.	Superseded Provisions

13.1	The Parties hereby expressly agree that, with effect from the date of execution of this Amendment Agreement, all provisions set forth in:

(i)	Article 6 of the Investment Agreement (Undertakings regarding the subscription and payment of the Second Tranche of the Capital Increase);

(ii)	Article 7 of the Investment Agreement (Undertakings regarding the subscription and payment of the Third Tranche of the Capital Increase); and

(iii)	Section IV (Investor Put Option Rights) of the Investment Agreement;

(iv)	the Shareholders’ Agreement entered by and among the Existing Shareholders, the Company and the Investor as of January 30, 2026, different from the provisions of Article 5 of the Shareholders’ Agreement;

shall cease to apply and shall be deemed to be of no further force or effect among the Parties. Accordingly, no Party shall have any right, claim or entitlement whatsoever arising out of or in connection with the aforementioned provisions.

SECTION VII – Option Rights

14.	Put option

14.1	The Investor irrevocably grants to the Existing Shareholders, who hereby accept, a put option right in accordance with article 1331 of the Italian Civil Code, pursuant to which each Existing Shareholder shall be severally entitled to sell to the Investor all or part of the GNT Ordinary Shares held by such Existing Shareholder (the “Put Option Right”), subject to the terms and conditions set forth below.

14.2	Each Existing Shareholder shall be entitled to exercise the Put Option Right if, in any calendar quarter commencing from the 3rd (third) anniversary of the Closing Date and ending on the 5th (fifth) anniversary thereof, the weighted average price of the GNT Ordinary Shares, as determined on the basis of the official quotations over the preceding three months, is lower than the Price per Share by more than 30% (thirty per cent) (the “Floor” and, the event triggering the Put Option Right, the “Triggering Put Option Event”).

14.3	In the event that a Triggering Put Option Event occurs, each Existing Shareholder shall be entitled to exercise the Put Option Right within 15 (fifteen) calendar days from the end of the relevant calendar quarter (the “Put Option Exercise Period”), for a consideration equal to the Floor (the “Put Option Consideration”).

14

14.4	Upon exercise of the Put Option Right, GNT shall have the right to elect one of the following alternatives: (i) to acquire directly the GNT Ordinary Shares for which the Put Option Right has been exercised; (ii) to designate, pursuant to article 1401 of the Italian Civil Code, a third party to purchase the GNT Ordinary Shares for which the Put Option Right has been exercised, it being understood that GNT shall notify such designation to the relevant Existing Shareholder within 30 (thirty) Business Days from the receipt of the exercise notice; or (iii) to initiate a search procedure to identify a potential third-party purchaser interested in acquiring the GNT Ordinary Shares for which the Put Option Right has been exercised, provided that such procedure shall be completed within 3 (three) calendar months from receipt of the exercise notice (the “Third Party Search Period”).

14.5	The transfer of the GNT Ordinary Shares in respect of which the Put Option Right has been exercised shall be completed no later than the 10th (tenth) Business Day following: (i) if GNT elects to acquire the GNT Ordinary Shares directly, the date on which the relevant Existing Shareholder has notified GNT of the exercise of the Put Option Right; (ii) if GNT designates a third party pursuant to article 1401 of the Italian Civil Code, the date on which GNT has notified such designation to the relevant Existing Shareholder; or (iii) if GNT initiates a search procedure, the date on which GNT has notified the relevant Existing Shareholder of the identification of a third-party purchaser, or, if no third-party purchaser is identified within the Third Party Search Period, the expiration of such period.

14.6	The completion of the transfer of the GNT Ordinary Shares pursuant to the Put Option Right shall take place before a notary appointed by GNT. The Put Option Consideration shall be paid by GNT or, as the case may be, by the designated or identified third-party purchaser, on the date of execution of the transfer deed. All costs and expenses relating to the completion of such transfer shall be borne by the purchaser.

15.	Call option

15.1	Each Existing Shareholder irrevocably grants to the Investor, who hereby accepts, a call option right in accordance with article 1331 of the Italian Civil Code, pursuant to which the Investor shall be entitled to purchase from each Existing Shareholder all or part of the GNT Ordinary Shares held by such Existing Shareholder (the “Call Option Right”), subject to the terms and conditions set forth below.

15.2	The Investor shall be entitled to exercise the Call Option Right if, in any calendar quarter commencing from the 1st (first) anniversary of the Closing Date and ending on the 3rd (third) anniversary thereof, the weighted average price of the GNT Ordinary Shares, as determined on the basis of the official quotations over the preceding three months, is higher than the Price per Share by more than 30% (thirty per cent) (the “Triggering Call Option Event”).

15.3	In the event that a Triggering Call Option Event occurs, the Investor shall be entitled to exercise the Call Option Right within 15 (fifteen) calendar days from the end of the relevant calendar quarter (the “Call Option Exercise Period”), for a consideration equal to the Price per Share plus a premium of 30% (thirty per cent) (the “Call Option Consideration”).

15.4	Upon exercise of the Call Option Right, Paragraphs 14.4, 14.5 and 14.6 shall apply mutatis mutandis.

15

SECTION VIII – General Provisions

16.	Miscellaneous

16.1	Effect of the Amendment Agreement. This Amendment Agreement shall not have any novative effect on the Investment Agreement pursuant to Article 1230 of the Italian Civil Code and shall constitute an integral and substantive part of the Investment Agreement, together with which it shall be construed and interpreted. Accordingly, all provisions of the Investment Agreement that are not expressly superseded, amended or supplemented by this Amendment Agreement shall remain in full force and effect and binding upon the Parties.

16.2	Notices. All notices to be given pursuant to this Amendment Agreement, unless otherwise specified herein, shall be made in the manner set forth in the Investment Agreement.

16.3	Amendments. This Amendment Agreement may be amended, supplemented or modified only by an agreement in writing signed by all the Parties.

16.4	Waiver. Neither any failure to exercise, nor any delay in exercising, any right, remedy, power or discretion hereunder shall constitute, or be deemed to be, a waiver thereof, nor shall any partial exercise of any right, remedy, power or discretion under this Amendment Agreement constitute, or be deemed to be, a waiver of such rights, remedies or powers. The rights, remedies, powers and discretions under this Amendment Agreement may be cumulated with any rights, remedies, powers and discretions available under the Applicable Laws.

16.5	No assignments. Except as otherwise provided in this Amendment Agreement, none of the Parties shall have the right to transfer and/or assign, in whole or in part, this Amendment Agreement and/or any of its rights, interests or obligations hereunder, without the prior written consent of all the other Parties.

16.6	Severability. If any of the provisions of this Amendment Agreement is or becomes null and void, voidable or unenforceable under Applicable Laws, the validity and enforceability of the remaining provisions of this Amendment Agreement shall not in any way be affected or impaired. In such a case, the Parties shall nevertheless negotiate in good faith in order to agree the terms of mutually satisfactory provisions, that would allow to achieve as closely as possible the same commercial effect as the provisions that are or become null and void, voidable or unenforceable.

16.7	Confidentiality. Without prejudice to the obligations arising from Applicable Laws, none of the Parties, shall make or publish any announcement, communication, advertising or the like with respect to the execution and performance of this Amendment Agreement, without the prior written consent of the other Parties, provided however that the restrictions set forth above shall not apply to any announcement, communication or written statement mandatorily required to be made by any Party under the Applicable Laws or under the regulations of any governmental body or any stock exchange authority, except that the Party required to make such announcement, communication or written statement shall, to the extent permitted by Applicable Laws and practicable, consult with the other Parties concerning the timing and content of such announcement, communication or written statement before such announcement, communication or written statement is made.

16

16.8	Expenses. Each Party shall bear its own costs and expenses incurred in connection with the negotiation, preparation and implementation of this Amendment Agreement, including (without limitation) the fees and disbursements of its respective legal advisors. GNT shall bear any tax costs and expenses payable by the Existing Shareholders in connection with the Sale and Purchase of the Existing Shareholders Quotas.

16.9	Signature of the Agreement. The Parties acknowledge that this Amendment Agreement may be executed by means of a handwritten signature and/or an electronic signature (firma elettronica). The notion of electronic signature shall include the qualified electronic signature (firma elettronica qualificata), advanced electronic signature (firma elettronica avanzata), digital signature (firma digitale) or simple electronic signature (firma elettronica semplice) in accordance with the relevant provisions applicable in this respect, such as in particular the eIDAS Regulation, the Italian Code of Digital Administration and the related implementing regulations. For the purpose of the provision set forth in article 20, paragraph 1-bis, of the Italian Code of Digital Administration, the Parties agree that the simple electronic signature (firma elettronica semplice) shall be sufficient in order for the Amendment Agreement to be executed in writing (in forma scritta).

17.	Governing Law and Jurisdiction

17.1	This Amendment Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the Law of the Republic of Italy, without giving effect to its principles or rules of conflict of Laws.

17.2	Any disputes arising out of, or in connection with, this Amendment Agreement shall be decided by the Court of Milan (Italy) on an exclusive basis.

17

Annex 2.1 (ii)

(GNT Ordinary Shares Subscription Letter)

18

Annex 2.1(iv)

(New Articles of Association)

19

Annex 6.1

(Valuation Report on the Existing Shareholders Quotas)

20

We kindly ask you to confirm that the foregoing correctly represents the terms of the agreements reached by reproducing our proposal in a separate document, duly signed and initialled on each page by a duly authorised signatory.

Genenta Science S.p.A.

/s/ Pierluigi Paracchi

Name: Pierluigi Paracchi

Title: Chairman of the board of directors

***

21

In sign of full and unconditional acceptance.

Electronically signed by Marco Spiga, as Existing Shareholder and chairman of the board of directors of A.T.C. S.r.l.

Electronically signed by Mattia Berardinetti, as Existing Shareholder and director of A.T.C. S.r.l.

Electronically signed by Gioacchino Specchi, as Existing Shareholder

22